Filed pursuant to Rule 424(b)(3)
Registration No. 333-205676

PROSPECTUS SUPPLEMENT NO. 3

34,000,000 Shares of Common Stock

of

Guided Therapeutics, Inc.

This prospectus supplement supplements and amends the prospectus dated July 30, 2015, as previously supplemented, which constitutes part of our registration statement on Form S-1 (No. 333-205676) relating to up to 34,000,000 shares of our common stock. This prospectus supplement includes our current report on Form 8-K filed September 15, 2015. THIS IS NOT A NEW REGISTRATION OF SECURITIES.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 15, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2015 (September 15, 2015)

GUIDED THERAPEUTICS, INC.

 (Exact name of registrant as specified in its charter)

Delaware	0-22179	58-2029543
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5835 Peachtree Corners East, Suite D Norcross, Georgia (Address of Principal Executive Offices)	30092 (Zip Code)

Registrant's Telephone Number, Including Area Code:     (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On September 15, 2015, the Company held a special meeting of stockholders at its office in Norcross, Georgia.  As of the record date, July 24, 2015, there were 113,539,242 shares of Common Stock and 1,277 shares of Series B preferred stock (common stock equivalent being 12,214,252 shares), voting on an as-converted basis entitled to vote at the annual meeting. Represented at the meeting in person or by proxy were 104,540,230 votes representing 83 percent of the total shares of Common Stock entitled to vote at the meeting.

The purpose of the meeting was to amend our Certificate of Incorporation to increase the number of authorized shares of our common stock to a total of 500,000,000 shares and for the adjournment of the special meeting, if necessary or appropriate in the discretion of the chairman of the special meeting, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the first proposal. The following table sets forth the results of the vote on the matters:

Proposal	Vote type	Common Voted	Series B Voted	Total Votes	O/S (%)
Increase Common Shares	For	71,392,673	12,214,252	83,606,925	66%
	Against	20,152,365	-	20,152,365	16%
	Abstain	780,940	-	780,940	1%

Adjournment	For	73,700,329	12,214,252	85,914,581	68%
	Against	18,404,084		18,404,084	15%
	Abstain	221,565	-	221,565	0.2%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

/s/ Gene S. Cartwright, Ph.D.
By: Gene S. Cartwright, Ph.D.
President and Chief Executive Officer

Date: September 15, 2015

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